UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

May 17, 2017

NEWMARKT CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-212821	35-2540672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer of Identification No.)

P.O.BOX 1408, 5348 VEGAS DRIVE

89108 LAS VEGAS, NEVADA, USA

+3 (705) 2078574

info@newmarktcorp.com

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Ё	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Ё	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Ё	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Ё	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 17, 2017, The Financial Industry Regulatory Authority (“FINRA”) instituted a trade halt on the common stock of Newmarkt Corp. (Hereinafter “Newmarkt”), due to a determination that an “extraordinary event has occurred or is ongoing that has had a material effect on the market for the OTC Equity Security or has caused or has the potential to cause major disruption to the marketplace and/or significant uncertainty in the settlement and clearance process.”  The trading halt was lifted June 2, 2017.

The problems that led to the trade halt are described under Item 8.01 below and are due to circumstances and mistakes entirely out of the control of Newmarkt.

Item 8.01 Other Events.

On April 12, 2017, FINRA cleared Spartan Securities Group, Ltd. to initiate an unpriced quotation for Newmarkt’s common stock under the ticker symbol NWMT.  Newmarkt did not request the ticker symbol NWMT.

Unbeknownst to Newmarkt, the ticker symbol NWMT was previously used to identify the stock of another corporation (hereinafter the “Previous Registrant”).  Newmarkt does not now, nor has Newmarkt ever had any relationship whatsoever with the Previous Registrant.

Shortly after obtaining its listing on OTC Markets Group, Inc’s OTCQB, erroneous trades of Newmarkt’s common stock began to occur.  As Newmarkt’s common stock is not yet eligible to be deposited into the Depository Trust & Clearing Corporation ( DTC), and in fact, no shares of Newmarkt have ever been eligible to be deposited with the DTC, any trades of  Newmarkt’s common stock that appear to have occurred to date are clearly erroneous.

While Newmarkt continues to work with FINRA to resolve this issue, Newmarkt’s common stock listing has been downgraded from OTCQB to Grey Sheet.

Newmarkt is filing this Form 8-K to put investors on notice that the issued and outstanding common stock of Newmarkt Corp. exists only in certificated form, and no shares of Newmarkt Corp. are currently available to be purchased or sold on OTCmarkets.com, or on any other exchange, listing service, or any other forum.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Newmarkt Corp.

By:	/s/ Denis Razvodovskij
Denis Razvodovskij, President and Director

Date: June 6, 2017